UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2007

Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-14242	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland	21046-2364
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 17, 2007, Celsion Corporation (the “Company”) and Boston Scientific Corporation, a Delaware corporation (“Boston Scientific”), entered into an asset purchase agreement to reflect the exercise by Boston Scientific of its option to purchase all of the Prolieve assets of the Company (the “Asset Purchase Agreement”). The Board of Directors of the Company has approved the Asset Purchase Agreement and the transactions contemplated thereby, subject to the approval of the Company’s stockholders at the annual meeting, currently scheduled for June 13, 2007. Pursuant to the Asset Purchase Agreement, Boston Scientific will, subject to certain terms and conditions, including approval by the Company’s stockholders, purchase the Prolieve assets for an aggregate purchase price amount of $60 million, subject to reduction in accordance with the terms and conditions of the Asset Purchase Agreement. If the Company does not obtain the requisite stockholder approval for the sale of the Prolieve assets, either party has the right to terminate the Asset Purchase Agreement.

As previously disclosed, the Company and Boston Scientific entered into a transaction agreement effective January 20, 2003 (the “Transaction Agreement”) pursuant to which Boston Scientific would make equity investments in the Company through the purchase of Company common stock upon attainment of specified milestones by the Company. As of the date hereof, Boston Scientific owns approximately 848,837 shares, or 7.9%, of the Company’s common stock.

As part of the consideration in the Transaction Agreement, the Company initially granted Boston Scientific an exclusive option to purchase the Prolieve assets for a price equal to the greater of $60 million or a multiple of sales, exercisable for a period of five years and expiring in February 2009. As previously disclosed, on August 8, 2005, the Company and Boston Scientific entered into an amendment to the Transaction Agreement (the “First Amendment to the Transaction Agreement”) pursuant to which Boston Scientific agreed to lend the Company up to $15 million to be evidenced by one or more convertible secured promissory notes (the “Notes”). The first installment of $6 million was disbursed on August 17, 2005, the second installment of $4.5 million was disbursed on February 2, 2006, and the third disbursement of $4.5 million was disbursed on July 28, 2006. The First Amendment to the Transaction Agreement also provided that the maturity dates of the Notes would be accelerated if Boston Scientific exercised its option to purchase the Prolieve Assets.

The Asset Purchase Agreement reflects the agreement by the Board of Directors of the Company to modify the terms of the purchase option granted to Boston Scientific on January 20, 2003 and amended on August 8, 2005. The revised terms provide for the aggregate purchase price of $60 million to be paid in three installments consisting of $30 million at closing and $15 million on each of the first and second anniversaries of the closing. The revised terms also provide that the $30 million payable at closing will be reduced by approximately $17 million, representing the principal and accrued interest due on the Notes previously issued by the Company to Boston Scientific, and that, in addition to the other indemnification provisions, such as indemnification for breaches of representations, warranties and covenants contained in the Asset Purchase Agreement, the Company will indemnify Boston Scientific for a period of two years from the closing, in an amount up to $15 million of incurred costs, in the event of unforeseen intellectual property claims related to the Prolieve assets.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Asset Purchase Agreement and Second Amendment to Transaction Agreement, by and between the Company and Boston Scientific, dated April 17, 2007, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 8.01.	Other Events.

On April 18, 2007, the Company issued a press release announcing the entry into the Asset Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated as of April 17, 2007, by and between Celsion Corporation and Boston Scientific Corporation

10.2	Second Amendment to Transaction Agreement, dated as of April 17, 2007, by and between Celsion Corporation and Boston Scientific Corporation

99.1	Press Release, dated April 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: April 18, 2007	By:	/s/ Anthony P. Deasey
Anthony P. Deasey
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated as of April 17, 2007, by and between Celsion Corporation and Boston Scientific Corporation

10.2	Second Amendment to Transaction Agreement, dated as of April 17, 2007, by and between Celsion Corporation and Boston Scientific Corporation

99.1	Press Release, dated April 18, 2007